Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS ANNOUNCES SECOND QUARTER RESULTS;

REVENUES UP 66% YEAR OVER YEAR

Results Include First Month of Operation of New Electronic Chemicals Business

HOUSTON, TX – March 17, 2008 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in niche markets, today announced unaudited financial results for the second quarter and six months ended January 31, 2008.

Second Quarter 2008 Highlights – versus second quarter of fiscal 2007

•                  Net sales increased 66% to $31.5 million.

•                  Operating income rose more than 12% to $3.0 million.

•                  Net income was $1.6 million or $0.14 per diluted share, compared to $1.5 million or $0.13 per diluted share last year

First Half Financial Highlights – versus first half of fiscal 2007

•                  Net sales increased 47% to $52.8 million.

•                  Operating income rose 2% to $5.6 million.

•                  Net income was $3.1 million or $.28 per diluted share, compared to $3.0 million or $.27 per diluted share last year.

Neal Butler, President and CEO of KMG, commented, “We are extremely pleased with our 66% revenue growth for the quarter and 47% for the first half of 2008. While there was growth in existing product segments, one month in the electronic chemicals segment boosted our top line by $8.6 million for these periods. Without the acquisition the increase in revenue would have been 20% for the quarter and 23% for the first six months.”

He continued, “In the current second quarter, Creosote revenues rose 24% to $13.3 million while Penta revenues rose 7% to $6.6 million. For the remainder of the year, we expect volumetric sales of Creosote and Penta to remain basically flat or possibly slightly lower than the second half of fiscal 2007. Sales volume in the Creosote and Penta markets are tied directly to maintenance decisions by railroads and utilities, respectively. Fluctuations in the price of oil indirectly affect the Creosote markets while a softening of demand for utility poles by the utility companies directly affects the demand for Penta. Our Animal Health sales were up by 43% to $2.9 million for the second quarter. The first half of our fiscal year is the off-period for this highly seasonal segment, and there appears to have been some early stocking of ear tags by distributors which effectively pulls some third quarter revenue forward. We do not expect this level of sales growth in animal health to continue for the rest of the year. We anticipate fiscal 2008 revenues for this segment to be 10% to 20% greater than fiscal 2007. We are working on two fronts to further grow this part of our business — new products and expanded market penetration. In that regard, we are in the process of adding three new products to our Animal Health portfolio and will be initiating field trials on at least one additional product in the spring. While none of these products have the potential to perform in their first year as our new Avenger® ear tag did last year, they are important enhancements to our product portfolio. In addition, we recently expanded product registrations in Latin America and are actively pursuing greater sales in that region, as well as in the Western U.S. Since this time last year, we have doubled our field sales team for animal health, adding a very capable sales professional in both of those areas.”

Mr. Butler continued, “On December 31, 2007, KMG completed the acquisition of the High-Purity Process Chemicals (“HPPC”) business from Air Products and Chemicals. After one month of operations as KMG Electronic Chemicals, we are very pleased with the results. With this acquisition, KMG now has approximately a 40% share of the U.S. HPPC market and roughly 15% share in Europe with sales also in the Middle East and the Far East. As we have previously stated, we expect the HPPC business will be accretive to earnings and cash flow in fiscal 2008, but earnings will be notably affected this year by the significant non-recurring integration and transitional costs. With the inclusion of the HPPC business, we expect to achieve revenues in excess of $135 million in 2008 with a more significant contribution in fiscal 2009, when we have a full year of sales and the major integration costs behind us.”

John V. Sobchak, CFO of KMG, added, “Our financial position remains strong with $36 million in working capital, and $26 million of unused borrowing capacity on our revolving credit facility. By the end of this fiscal year, we anticipate re-paying the $9 million borrowed on our revolver to purchase the HPPC business with the cash generated by the Company over the next four months. We anticipate the HPPC acquisition will be a significant contributor to cash and KMG’s return on invested capital, particularly after we move off transitional services provided by Air Products at the end of this fiscal year. The HPPC acquisition added no goodwill to our balance sheet. We purchased the assets of that business at a significant discount to its historical cost basis on Air Product’s balance sheet. As a result, depreciation and amortization expense will be approximately $2.6 million per year less than the most recent year reported in our 8-K/A filing for the HPPC business.”

Mr. Butler concluded, “We continue to focus on strengthening our three core competencies of maximizing free cash flow from operations, acquiring and optimizing businesses that are accretive to cash flow and earnings, and the effective and efficient integration of new businesses, which we believe will uniquely position KMG and strengthen our hold in our selected markets. We remain committed to delivering double-digit growth in earnings on an annual basis, which we expect to be 80% through acquisitions and 20% organic. The Company will continue to build and refine its acquisition pipeline and we are enthusiastic about our growth opportunities in 2009 and beyond.”

Conference Call

Management will conduct a conference call focusing on the financial results at 10:00 a.m. EDT on Monday, March 17, 2008. Interested parties may participate in the call by dialing 866-861-6730. Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call (conference ID # 38668358). The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgb.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to niche markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

JSobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Melissa Dixon

212-836-9613

MDixon@equityny.com

Linda Latman

212-836-9609

LLatman@equityny.com

www.theequitygroup.com

KMG Chemicals, Inc.

Consolidated Statements of Income

(UNAUDITED)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2008	2007	2008	2007

NET SALES	$31,452	$19,003	$52,775	$35,877

COST OF SALES	21,313	12,263	35,830	23,061

Gross Profit	10,139	6,740	16,945	12,816

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,140	4,071	11,368	7,346

Operating income	2,999	2,669	5,577	5,470

OTHER INCOME (EXPENSE):
Interest & dividend income	171	140	420	293
Interest expense	(582)	(237)	(780)	(480)
Other	(25)	(8)	(30)	(15)

Total other income (expense)	(436)	(105)	(390)	(202)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,563	2,564	5,187	5,268

Provision for income taxes	(992)	(927)	(1,946)	(1,905)
Income (loss) from discontinued operations	1	(175)	(116)	(330)

NET INCOME	$1,572	$1,462	$3,125	$3,033

EARNINGS PER SHARE:
Basic	$0.14	$0.14	$0.29	$0.29
Diluted	$0.14	$0.13	$0.28	$0.27

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,010	10,536	10,957	10,535
Diluted	11,264	11,123	11,232	11,093

SUPPLEMENTAL DATA:
Depreciation and amortization expense	1,211	957	2,167	1,902

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	January 31,	July 31,
	2008	2007

Cash and cash equivalents	$3,677	$16,004

Total assets	152,421	81,233

Long-term debt including current portion	69,542	14,124

Shareholders’ Equity	60,269	56,410